Exhibit 5.1

                       OPINION OF CLIFFORD CHANCE US LLP

January 13, 2003

Ligand Pharmaceuticals Incorporated
10275 Science Center Drive

San Diego, CA 92121

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Ligand Pharmaceuticals Incorporated, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement covers offers and sales (i) of up to $155,250,000 aggregate principal amount of the Company's 6% Convertible Subordinated Notes Due 2007 (the "Notes") and (ii) up to 25,149,025 shares of the Company's common stock, par value $0.001 per share, issuable upon conversion of the Notes (the "Shares") that may be made from time to time by the selling securityholders named in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials. On the basis of the foregoing and in reliance thereon, we are of the opinion that (i) the Notes constitute valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general application relating to or affecting creditors' rights, by general principles of equity and by an implied covenant of good faith, and (ii) following the issuance of Shares upon conversion of the Notes in accordance with their terms, such Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Notes or the Shares.

                                      Very truly yours,

                                      /s/ Clifford Chance US LLP